Exhibit 99.1

Press Release dated September 11, 2003 re conference participation

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
David L. Kalkbrenner, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5767	(310) 208-2550
Byron A. Scordelis, Senior EVP and COO
(650) 614-5751

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP TO ATTEND

RBC CAPITAL MARKETS FINANCIAL INSTITUTIONS CONFERENCE

PALO ALTO, Calif.—September 11, 2003—Greater Bay Bancorp (Nasdaq:GBBK), an $8.1 billion in assets financial services holding company, announced that Byron A. Scordelis, Senior Executive Vice President and Chief Operating Officer, will participate in a financial institutions conference sponsored by RBC Capital Markets on September 19, 2003 at 12:05 p.m. EDT.

An audio webcast of the Company’s presentation will be available during the conference and for 30 days following the conference. Persons interested in listening to the audio webcast, should enter the following link in their web browser:

http://www.wallstreetwebcasting.com/webcast/dr14/gbbk. It is recommended that participants access the link 10 minutes prior to the start of the Company’s presentation. It may be necessary to download audio software, which will be available through this link.

Slides of Greater Bay Bancorp’s presentation will be filed with the SEC on a Current Report on Form 8-K prior to the presentation. The Form 8-K may be accessed through the Company’s website http://www.gbbk.com or the SEC’s website http://www.sec.gov.

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula BankofCommerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2002, and particularly the discussion of risk factors within such documents.